Exhibit 99.1

Alaska Communications Strengthens its Liquidity and Financial Flexibility, While Reducing Borrowing Rates, With Refinancing of its Debt

ANCHORAGE, Alaska--(BUSINESS WIRE)--January 15, 2019--Alaska Communications (NASDAQ: ALSK) today announced it refinanced its credit agreements, thereby negotiating a reduction in its interest rates, extending the term, increasing capacity for shareholder friendly actions, resetting and widening key covenant thresholds and establishing incremental flexible capacity for success-based capital expenditures.

Alaska Communications Systems Holdings, Inc., as Borrower, Alaska Communications Systems Group, Inc., as Parent (collectively “Alaska Communications”) and subsidiaries of Alaska Communications, as guarantors, and ING Capital LLC (“ING”), as sole book runner and joint-lead arranger, entered into a new senior credit facility with existing and additional lenders. A summary of the terms follows:

  Established a single Term Loan of $180 million with a reduced interest rate of LIBOR + 450 basis points (bps), replacing the previous A1 tranche at LIBOR + 500 bps and the A2 tranche at LIBOR + 700 bps, and extending the term to 2024 from 2022.
  Increased the Revolving Credit Facility to $20 million at LIBOR + 450 bps from $15 million at LIBOR + 500 bps.
  Secured a new Delayed Draw Term Loan (“DDTL”) of $25 million at LIBOR + 450 bps, which is available for a period of twenty-four months, to be used specifically for success-based capital projects.
  At close, net total debt available to the Company will be $225 million, with $180 million drawn.

"In the context of a very volatile and challenging market situation, our ability to secure favorable terms while concurrently increasing our access to capital reflects our credit group’s confidence in the credibility of the Company’s business plan, and our ability to execute against that plan. Important highlights from the transaction include:

  Retiring the high cost A2 tranche while favorably repricing the new Term Loan compared to the A1 tranche.
  Extending the term loan by 2 years, creating even greater stability and certainty.
  Creating flexible capacity between the DDTL and Revolver to enable investment in meaningful growth opportunities we see ahead of us. The DDTL capacity is not for the purpose of financing acquisitions, but specifically targeted to strengthening our fiber footprint only in the support of contracted revenue opportunities.
  Resetting our key covenants while widening the thresholds and providing us with greater flexibility.
  Creating an initial restricted payments basket of $5 million for dividends or share buybacks, while allowing additional restricted payments from certain operating cash flows, allowing the Board to consider a range of shareholder friendly actions.

Our refinancing gives us the tools we need to execute to our organic plan. This positions us well and in no way detracts our attention from active consideration of appropriate strategic actions to enhance shareholder value,” said Anand Vadapalli, president and CEO of Alaska Communications.

“ING is pleased to continue its great partnership with Alaska Communications as its lead lender, and we look forward to continuing our great partnership with the company. We believe the success of this transaction demonstrates that there are a group of thoughtful lending institutions that recognize Alaska Communications’ intrinsic value and long-term potential,” said Stephen Nettler, Managing Director of ING Capital LLC.

Alaska Communications will file a Current Report on Form 8-K that describes the transactions in greater detail.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control. Such factors include, without limitation, Federal and Alaska Universal Service Fund changes, funding through the rural health care universal service support mechanism and our ability to comply with the regulatory requirements to receive those support payments, adverse economic conditions, the effects of competition in our markets, our relatively small size compared with our competitors, the Company’s ability to compete, manage, integrate, market, maintain, and attract sufficient customers for its products and services, adverse changes in labor matters, including workforce levels, our ability to service our debt and refinance as required, labor negotiations, employee benefit costs, our ability to control other operating costs, disruption of our supplier’s provisioning of critical products or services, the actions of activist shareholders, the impact of natural or man-made disasters, changes in Company's relationships with large customers, unforeseen changes in public policies, regulatory changes, changes in technology and standards, our internal control over financial reporting, and changes in accounting standards or policies, which could affect reported financial results. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the Company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

CONTACT:
Media Contact
Heather Cavanaugh, 907-564-7722
Director, External Affairs and Corporate Communications

Investor Contact
Tiffany Smith, 907-564-7556
Manager, Board and Investor Relations
investors@acsalaska.com